Exhibit 10.19

MASTER SERVICE AGREEMENT entered into at the City and District of Montreal, Province of Quebec, Canada, on the date of the last signature.

BY AND BETWEEN:

ACESIS HOLDINGS CORPORATION, a Nevada Corporation and its wholly owned subsidiaries Acesis BioMed Ltd (“Acesis UK”) a UK Chartered company and Acesis Biomed US, Inc. (“Acesis US”), with principle place of business at 9233 Park Meadows Drive Suite 108, LoneTree, Colorado 80124 UNITED STATES (hereinafter referred to as “ACESIS”), or Client

PARTY OF THE FIRST PART

AND:

KreaMedica Inc., a body politic and corporate, duly incorporated according to law and with principle place of business at 2691 Rue de L’Ecu, Saint-Laurent, Quebec, H4R 3G8, Canada,

(hereinafter all referred to as “KreaMedica”), or Provider

PARTIES OF THE SECOND PART

(collectively hereinafter referred to as the Parties)

WHEREAS all or substantially all of the Provider’s revenue is derived from the prosecution of scientific research and development (R&D), as defined in the Income Tax Act,

WHEREAS services performed hereunder shall be in accordance with this Agreement and the applicable Project Order (PO; for studies conducted with third party vendors) and Statement of Work (SOW, for consulting activities). Each Project Order and Statement of Work that the Provider and Client will agree upon from time to time, shall set forth a description of the specific services to be provided by Provider to Client;

WHEREAS the Client requires certain R&D services that shall be prosecuted by the Provider and the results and ensuing Intellectual Property (IP) Rights, as defined hereinbelow, shall be rendered to the Client. Such projects and types of services will be set forth in sequentially numbered Project Orders and Statements of Work executed by the parties from time to time;

WHEREAS the Client employs the Provider to perform the R&D services on behalf of the Client as agreed in the applicable POs and to provide to the Client all data, IP and IP rights arising from such R&D services.

and

WHEREAS the parties have agreed to certain terms and conditions, the whole as is fully set forth below.

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NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	The preamble hereto shall form an integral part hereof and avail as if recited herein at length.

DEFINITIONS

2.	Definitions and principles of interpretation for the purposes of this Agreement are as follows:

a.	“IP Rights” means all intangible, intellectual, proprietary and industrial property rights and all intangible embodiments thereof wherever located with respect to the particular R&D, including without limitation, (i) all trade-marks, trade names, slogans, domain names, website content, URLs or logos; (ii) all copyrights, moral rights and other rights in works of authorship; (iii) all patents and patent applications, industrial designs, patentable ideas, inventions and innovations; (iv) all know-how and trade secrets; and (v) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing); (vi) all results of research, i.e. data and reports, samples and chemical or biological products;

b.	“Client Materials” means proteins, polypeptides, amino acids, amino acid sequences, genes, partial genes, DNA, RNA, nucleotides, nucleotide sequences, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, other biological substances, and any constituents, progeny, mutants, fragments, unmodified derivatives, derivatives or replications thereof or there from, together with all reagents, chemical compounds or other materials, including public domain materials, furnished to the Provider by the Client in connection with the Provider’s prosecution of R&D hereunder;

c.	“Clients Own IP” means all intangible, intellectual, proprietary and industrial property rights and all intangible embodiments thereof wherever located which are the possession of Client and are furnished to the Provider by the Client in connection with the Provider’s prosecution of R&D hereunder, including without limitation, (i) all trade-marks, trade names, slogans, domain names, URLs or logos; (ii) all copyrights, moral rights and other rights in works of authorship; (iii) all patents and patent applications, industrial designs, patentable ideas, inventions and innovations; (iv) all know-how and trade secrets; and (v) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing); (vi) all results, data and reports; (vii) all materials, samples, drug compounds etc., provided to Provider for the conduct of the studies conducted by Provider on behalf of Client.

d.	“Confidential Information” means all information disclosed by one Party to the other, regardless of the form of disclosure, (except anything that is expressly designated as non- confidential), and will include without limitation (i) all information relating to research, development, technologies, markets, products, patents, inventions, procedures, methods, designs, data, programs and improvements; and (ii) the terms and existence of this Agreement and the relationship of the Parties to one another; but will not include any information that:

i.	is or becomes public domain through no fault or act of the receiving Party;

ii.	was independently developed by the receiving Party without the use of or reliance on the disclosing Party’s Confidential Information;

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iii.	was provided to the receiving Party under no duty of confidentiality to the disclosing Party; or

iv.	is required to be disclosed by applicable law, provided, however, that prompt prior notice thereof will be given to the Party whose Confidential Information is to be disclosed and the receiving Party uses reasonable efforts to obtain a protective order limiting the further use or disclosure of such information.

e.	“Provider’s Own Technical Information” means any technical information relating to the Provider’s services performed hereunder upon Client’s request including, but not limited to, the provider’s methods and materials used, and also includes all business, legal and financial information relating to the Provider.

f.	“Third Party Performer” means any third party that the Provider and Client may choose to perform R&D services with the same care, skill and due diligence as would be expected from the Provider.

g.	R&D Services derived IP: data, reports, inventions etc., which belong to the Client.

SERVICE

3.	The Client hereby employs the Provider to prosecute, and provide the results arising therefrom, the particular R&D, as required by the Client, to the Client, along with all IP Rights arising therefrom, the ownership of which is described in section 10, 11 and 12.

4.	The Provider shall select Third Party Performers for performance of the R&D Services in collaboration with Client and any service agreement entered into with any Third Party Performers shall be only with the approval in writing by the Client as indicated in the respective project orders (POs).The Provider will assume full responsibility and liability for the performance of all Third Party Performers, as if the R&D Services were performed by the Performer itself.

5.	Nothing in this Agreement shall be interpreted or otherwise construed as an obligation for the Client to obtain R&D Services from the Provider, or as an obligation for either party to enter into any PO and SOW.

CONFIDENTIAL INFORMATION

6.	Neither Party shall disclose the other Party’s Confidential Information to any third party without such Party’s express prior written authorization. Each Party will only disclose the other Party’s Confidential Information to its directors, officers, or employees who require such Confidential Information to fulfill the Party’s obligations under this Agreement, and then, only to the extent necessary for such directors, officers, or employees to do so. Each Party will only use the other Party’s Confidential Information for the purpose of fulfilling its obligations under this Agreement. The Parties have already entered into a confidentiality agreement dated March 4th, 2023.

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7.	The Provider undertakes to ensure that any service agreement entered in to with a Third Party Performer for the performance of certain R&D shall be accompanied by a non-disclosure agreement so as to protect Client’s Confidential Information.

NON-SOLICITATION / NON-RECRUITMENT

8.	The parties agree that they have each equally invested time, effort and resources in assembling its present personnel. The qualifications, performance and compensation of such staff are part of the Confidential Information defined in Section 5, 6, 7, 8 above. Accordingly, the Parties agree that they will not directly or indirectly recruit or hire, or assist in the recruiting or hiring of an employee of the Client or Provider for the full duration of the term of this Agreement and for a period of one (1) year thereafter. Similarly, the Client agrees not to directly engage a subcontractor of the vendor who is stated on a SOW for a period of one (1) year.

RESULTS AND RESULTING IP RIGHTS

9.	Any results, data, information, discoveries, improvements, processes and compounds involving the study drug(s) and/or product(s) covered by this Agreement and/or the Project Order (PO) technology or inventions created, generated, made, conceived, developed, or reduced to practice (the IP) by Provider as a result of performance of the particular R&D by a Third Party Provider shall be and remain the sole property of the Client. The Provider shall cooperate, if required, with the Client in obtaining, at the Client’s sole cost and expense, any data required for patent applications as may be available, and shall execute all documents reasonably deemed necessary by the Client for purposes of procuring such patent protection. Provider agrees to ensure contractually the prompt disclosure to the Client of the Inventions by any employee or other individual retained by the Provider for the R&D Services, as well as the cooperation of such persons in securing patent protection by the Client.

10.	Any (i) processes or process improvements developed by Provider related to Providers pre- existing technology that are general in nature and are not unique or specific to the targets or work performed for Client and as to which Client has not specifically funded development under a Project Order, and (ii) pre-existing patents, know-how or other technology or information owned or controlled by Provider prior to the Effective Date of this Agreement and that are incorporated into or embodied in any IP, Inventions or deliverables provided by Provider under this Agreement will be owned by Provider. Provider hereby grants to Client a perpetual, irrevocable, non- exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Providers intellectual property rights solely to the extent necessary for Client to utilize the IP, Inventions and the other deliverables of Services for any purpose.

CLIENT MATERIALS

11.	The parties agree that all Client Materials furnished by the Client to the Provider in connection with the prosecution of the particular R&D hereunder and all associated IP rights therein shall remain the exclusive property of the Client. The Provider undertakes to dispose of or return to the Client, at the Client’s option, all unused supplies of such Client Materials furnished by the Client when the work pertaining to the particular Client Materials is discontinued, completed or otherwise terminated. In the event of the return of Client Materials to the Client, transfer of such Client Materials shall be at the Client’s sole cost and expense.

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PRICE

12.	The parties agree that the price shall be expressly indicated in the appropriate Project Order / Statement of Work for the R&D services provided by a Third Party and agreed upon by Provider and Client

13.	The price shall be payable according to the installments expressly allocated in the appropriate Project Order / Statement of Work and executed by the Client prior to the initiation of any R&D Services.

INDEMNIFICATION

14.	Provider will indemnify, defend, and hold Client harmless from and against any and all liability, losses (including reasonable attorneys’ fees) or damages they may suffer (including as a result of claims, demands, costs or judgments against them) from third party claims (collectively, “Losses’”) that arise out of (a) the negligence or willful misconduct of Provider or any of its employees, consultants or subcontractors, (b) the failure of Provider or any of its employees, consultants or subcontractors to comply with Clients written instructions, or (c) the material breach of this Agreement or any Project Order / Statement of Work by Provider, except to the extent that any such Losses are caused by (x) the negligence or willful misconduct of an Client, (y) Clients use of the IP generated from the services of the Provider, or (z) the material breach of this Agreement or any Project Order / Statement of Work by Client.

15.	Client will indemnify, defend, and hold Provider harmless from and against any and all liability, losses (including reasonable attorneys’ fees) or damages they may suffer (including as a result of claims, demands, costs or judgments against them) from third party claims (collectively, “Losses”) that arise out of (a) the negligence or willful misconduct of Client or any of its employees, consultants or subcontractors, (b) a subject alleging injury/illness sustained as a result of the subject’s participation in a Client clinical study involving the administration of a Client drug, (c) Clients use of IP generated from the services of the Provider, or (d) the material breach of this Agreement or any Project Order / Statement of Work by Client, except to the extent that any such Losses are caused by (x) the negligence or willful misconduct of a Provider, (y) the failure of Provider or any of its employees, consultants or subcontractors to comply with Clients written instructions, or (z) the material breach of this Agreement or any Project Order / Statement of Work by Provider.

WARRANTIES, LIMITATIONS AND LIABILITIES

16.	No warranties, whether express or implied, are given as to the merchantability or fitness for any particular purpose of the results provided to the Client under this agreement, or that the results or any other biological materials provided by the Provider hereunder may be exploited without infringing the patent or other IP rights of any third parties.

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17.	Except as provided in section 16, the Provider shall be under no liability whatsoever to the Client (whether in negligence or otherwise) for any expense, loss, damage or injury of any kind (including, without limitation, any loss of profit or consequential damage) sustained by the Client or any third party arising or incurred in connection with this Agreement or any particular R&D or application of the Provider’s Own Technical Information relating to the particular R&D or deriving directly or indirectly out of the provision or use of the results or other biological materials arising out of any of the particular R&D or otherwise arising hereunder, or the provision of any information in connection herewith. In no event shall the Provider’s liability for any claim arising in connection with this agreement or any particular R&D or application of the Provider’s Own Technical Information relating to the particular R&D or deriving directly or indirectly out of the provision or use of the results or other biological materials arising out of any of the particular R&D or otherwise arising hereunder, or the provision of any information in connection herewith, exceed the maximum amount paid by the Client to the Provider under any particular R&D.

TERM AND TERMINATION

18.	This Agreement will commence on the Effective Date (date of the last signature) and shall expire on the later of (a) two (2) years from the Effective Date or (b) the completion of all Services under the last Project Order / Statement of Work executed by the parties prior to the second anniversary of the Effective Date. The Term may be extended by mutual written agreement of the parties.

19.	Either party may terminate this Agreement or any PO or SOW at any time upon a minimum of thirty (30) days prior written notice to the other party. In the event that this Agreement is terminated, the Provider shall be due only those amounts incurred hereunder as set forth in the applicable PO or SOW. In the event of a material breach of any term hereof by a party, the other party may terminate this Agreement immediately.

20.	Should this agreement be terminated pursuant to section 15 hereinabove:

a.	Consistent with the comments re IP above; and

b.	Any portion of the price already paid to the Provider shall not be reimbursed

21.	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Quebec.

22.	The parties hereto have requested that these presents and all court proceedings thereto related be drafted in English. Les parties aux presentes ont demande a ce que cette entente et toutes les procedures judiciaires y afferentes soient redigees en anglais.

AUDITS AND INSPECTIONS

Provider shall allow the Client to access the Provider’s and the Third Party Provider’s facilities and to the associated records of Client’s studies with reasonable notice for audit purposes. Provider shall facilitate such audit process with Provider’s personnel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first herein above mentioned.

COMPANY NAME		KreaMedica Inc.

By:	/s/ Costas N. Karatzas	By:	/s/ Karl-Rudolf Erlemann
Print Name:	Costas N. Karatzas	Print Name:	Karl-Rudolf Erlemann
Title:	CEO	Title:	President
Date: 05-May-2023		Date:

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Appendix 1 - Project Orders and Payments of Study Charges

Content and Signature Sequence of Project Orders

Once Client and Provider agree on the work package which will be performed by a Third Party Performer (CRO), a Project Order (PO) will be generated by the Third Party Performer and sent to the Provider. This PO will contain all relevant information such as description of the work package, deliverables, timelines, key personnel such as study directors, terms and conditions, study price, and payment schedule, delay charges, cancellation penalties etc.

The Provider will then generate a PO between Provider and Client which contains all relevant information including Provider’s personnel involved, meeting schedule and terms listed above. The Client has the right to verify that the PO(s) between CRO and Provider are identical to the PO(s) between Provider and Client.

Once Client signs the PO, Provider will countersign this copy as well as the respective PO between Provider and CRO.

Invoices

Once the Provider receives an invoice from the third party provider, the provider will verify that the respective milestone was achieved by the CRO. If this is the case, Provider will invoice Client.

Payment of Study Charges & Study Materials

Once payment is received by Provider from Client for a respective milestone, Provider will pay the respective invoice from CRO within three business days.

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